News Release

For Immediate Release:

February 12, 2007

International Barrier Technology Announces Sales Revenue Growth of 74% in the Commercial Modular Industry.

Manufacturer of proprietary fire resistant building materials reports record sales revenue and volume for January 2007.

Watkins, MN; Vancouver, BC February 12, 2007 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report record January sales revenue and sales volume shipped into the Commercial Modular Industry.  Four hundred fifty-five thousand, nine hundred (455,900) sq. ft. of Blazeguard products were shipped into the commercial modular market for the month ending January 31, 2007.  This is a 69% increase from the same period in the previous year.  Total sales for the month of January were 542,700 sq. ft.  Five million, four-hundred eighty-six thousand, three hundred sq. ft. (5,486,300) of Blazeguard products have been shipped year to date, which is an increase of 34% over the 4,095,500 shipped year-to-date ending January 31, 2006.

January sales revenue in the commercial modular industry increased a substantial 74%, as the market remains strong in that industry.  Blazeguard sales into the residential roof deck market were impacted by softness in the housing market.  While total sales revenue for January is down, year-to-date sales revenue is up 14% to $3,993,323 from $3,506,716 reported last year.  During January, sheathing costs, which are a pass through commodity, continued near all-time lows.  This kept top-line sales revenue lower than what it could have been had sheathing prices been at or above average historical prices.

“As the inventory of vacant homes continues to fall to sustainable levels, and housing starts begin to recover, Barrier is well positioned to continue to increase sales.  Improved market share in existing territories, and expansion into target development markets, such as southern California, Texas, and Arizona, will further fuel growth in sales volume,” states Dr. Michael Huddy, President.  “Growth in sales volume, when coupled with the efficiencies beginning to be realized with Blazeguard production on the new, high speed production line, will translate into improved earnings as the year progresses.”

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com